VICTOR MOKUOLU, CPA PLLC
Accounting | Advisory | Assurance & Audit | Tax

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion, in the Offering Circular filed under Regulation A on Form 1-A of TechCru, Inc., of our report dated September 29, 2022 on our audit of the Balance sheet of TechCru, Inc. as of August 31, 2022, and the related statements of operations, stockholders' deficit and cash flows from July 8, 2022 (Inception) through August 31, 2022.

/s/ Victor Mokuolu, CPA PLLC

Houston, Texas

September 30, 2022

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